EXHIBIT 99.1
     K-Swiss and National Geographic Terminate License Agreement

    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Dec. 22, 2003--K-Swiss Inc. (NASDAQ/NM: KSWS) today announced it has agreed with National Geographic to end their license agreement to develop and market a collection of National Geographic outdoor-oriented and casual footwear.
    Steven Nichols, Chairman of the Board and President, stated, "National Geographic and K-Swiss have amicably agreed to dissolve their partnership for branded footwear. Although the initial reaction to the National Geographic line was well received by retailers and media, it turned out that attempting to implement this business strategy in the post-9/11 retail marketplace proved to be unfortunately timed. We wish National Geographic future success in all endeavors."
    The Company had previously accrued $4.3 million for anticipated royalty payments otherwise payable to National Geographic through December 31, 2005. During the fourth quarter of 2003, the Company expects to reverse $2.3 million of this pre-tax accrual and close its National Geographic operations. As a result, the Company's financial results for the fourth quarter will include an after-tax benefit of approximately $0.03 per diluted share on a split-adjusted basis.
    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.
    Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended September 30, 2003, which is currently on file with the SEC.

    CONTACT: K-Swiss Inc.
             George Powlick, 818-706-5100